                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                                Amendment No. 2


                           Figgie International, Inc.
                        --------------------------------------
                                (Name of Issuer)



               Class A  Common Stock, par value $.01 per share
             --------------------------------------------------------------
                         (Title of Class of Securities)



                                   316828508
                                  ---------------
                                 (CUSIP Number)



     Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                         (Continued on following pages)

                               Page 1 of 6 Pages

- ----------
CUSIP NO.
 316828508
- ----------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Goldman, Sachs & Co.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

                        New York
                -------------------------
Number of       5  Sole Voting Power
Shares
Beneficially                  0
Owned By           ------------------------
Each            6  Shared Voting Power
Reporting
Person With             822,700
                   ------------------------
                7  Sole Dispositive Power

                              0
                   ------------------------
                8  Shared Dispositive Power

                        971,800
                   ------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                       971,800
- -----------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
_____________________________________________________________________________
11.  Percent of Class Representing by Amount in Row (11)

                           7.0%
_____________________________________________________________________________
12.  Type of Reporting Person

                       BD-PN-IA
_____________________________________________________________________________

                               Page 2 of 6 Pages

- ----------
CUSIP NO.
 316828508
- ----------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     The Goldman Sachs Group, L.P.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

Delaware
- -----------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially                  0
Owned By           ----------------------
Each            6  Shared Voting Power
Reporting
Person With             822,700
                   ----------------------
                7  Sole Dispositive Power

                              0
                   ----------------------
                8  Shared Dispositive Power

                       971,800
                   ----------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                       971,800
- -------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares

- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (11)

                      7.0%
- -------------------------------------------------------------------------------
12.  Type of Reporting Person

                      HC-PN
- -------------------------------------------------------------------------------

                               Page 3 of 6 Pages

- ----------
CUSIP NO.
 316828508
- ----------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person
     Goldman Sachs Equity Portfolios, Inc. on behalf
     Goldman Sachs Small Cap Equity Fund
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

Maryland
- -----------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially                  0
Owned By           ----------------------
Each            6  Shared Voting Power
Reporting
Person With             734,700
                   ----------------------
                7  Sole Dispositive Power

                              0
                   ----------------------
                8  Shared Dispositive Power

                        734,700
                   ----------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                       734,700
- -------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
- -------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (11)

                      5.3%
- -------------------------------------------------------------------------------
12.  Type of Reporting Person

                      IC
- -------------------------------------------------------------------------------

                               Page 4 of 6 Pages

     Item 4.   Ownership.

           (a).  Amount beneficially owned:
                 See the response(s) to Item 9 on the attached cover page(s).

           (b).  Percent of class:
                 See the response(s) to Item 11 on the attached cover page(s).

           (c).  Number of shares as to which such person has:

                 (i)     Sole power to vote or to direct the vote:
                         See the response(s) to Item 5 on the attached cover page(s).

                 (ii)    Shared power to vote or direct the vote:
                         See the response(s) to Item 6 on the attached cover page(s).

                 (iii)   Sole power to dispose or to direct the disposition of:
                         See the response(s) to Item 7 on the attached cover page(s).

                 (iv) Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).


     Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 5 of 6 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 7, 1995

GOLDMAN SACHS EQUITY PORTFOLIOS,         THE GOLDMAN SACHS GROUP, L.P.
INC. on Behalf of Goldman Sachs Small
Cap Equity Fund                          By: /s/ David B. Ford
                                            -----------------------
                                         Name:  David B. Ford
By: /s/ Michael J. Richman               Title: General Partner
   ------------------------
Name: Michael J. Richman
Title: Secretary                         GOLDMAN, SACHS & CO.

                                         By: /s/ David B. Ford
                                            -----------------------
                                         Name:  David B. Ford
                                         Title: General Partner

                               Page 6 of 6 Pages